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NetApp, Inc.

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☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy. Smartphone users Point your camera here and vote without entering a control number Virtually at: Vote Virtually at the Meeting* September 11, 2024 3:30 PM PDT www.virtualshareholdermeeting.com/NTAP2024 *Please check the meeting materials for any special requirements for meeting attendance.

On July 29, 2024, NetApp, Inc. issued the following press release prior to its upcoming annual meeting of stockholders:

NetApp Announces June Yang as New Independent Nominee for Election to Board of Directors

SAN JOSE, Calif. – July 29, 2024 – NetApp® (NASDAQ: NTAP), the original intelligent data infrastructure company, today announced that its board of directors has nominated June Yang to stand for election as an independent director at its annual meeting of stockholders on September 11, 2024.

Yang most recently served as Vice President, Cloud AI and Industry Solutions at Google Cloud (cloud computing services) from October 2021 until December 2023 where she was responsible for the portfolio of Google Cloud AI products and solutions, including Vertex AI, Contact Center AI and more. Previously at Google Cloud, she served as Vice President and General Manager, Compute and Machine Learning infrastructure from October 2019 until October 2021 where she was responsible for Google Cloud Compute Engine, Persistent Disk, GPUs, TPUs and more. Prior to joining Google Cloud, Yang held various engineering and product management positions at VMware, Inc., including Vice President, Engineering and Product Management of VMware Cloud on Dell EMC. She currently serves on the board of directors at UiPath, Inc., Cradles to Crayons, Ahead Technology, and previously served on the board of directors at SRS Distribution, Inc.

Mike Nevens, Chairman of the Board of Directors of NetApp, said “We are honored to nominate June Yang to our board of directors. We believe her exceptional track record in cloud computing, AI, and machine learning, combined with her strategic leadership, will be invaluable as we navigate the next phase of NetApp’s growth. We believe June’s visionary approach and deep technical expertise will help drive our innovation forward and strengthen our position in the market. We are confident that her contributions will be pivotal in achieving our ambitious goals.”

“I am excited and honored to be nominated to join NetApp’s Board of Directors,” said June Yang. “NetApp’s dedication to innovation and excellence in data management aligns with my own professional interests. I look forward to collaborating with the board and management team to further the company's strategic vision and contribute to its continued success and growth.”

Forward-Looking Statements

This press release includes forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, in connection with the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding Ms. Yang’s nomination for election at the 2024 Annual Meeting of Stockholders of NetApp, Inc. (“NetApp”) and future contributions, and statement regarding NetApp’s growth and strategy. These forward-looking statements are based on current expectations about future events affecting NetApp and are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond NetApp’s control and could cause its actual results to differ materially and adversely from those expressed in its forward-looking statements as a result of various risk factors, such as those contained in NetApp’s most recent reports filed with the SEC. Although NetApp believes that the expectations reflected in its forward-looking statements are reasonable, NetApp does not know whether its expectations will prove correct. All forward-looking statements included in this communication are expressly qualified in their entirety by the foregoing cautionary statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. NetApp does not undertake any obligation to update, amend or clarify these statements, whether as a result of new information, future events or otherwise, except as may be required under the applicable securities laws.

About NetApp

NetApp is the original intelligent data infrastructure company, combining unified data storage, integrated data services, and CloudOps solutions to turn a world of disruption into opportunity for every customer. NetApp creates silo-free infrastructure, harnessing observability and AI to enable the industry’s best data management. As the only enterprise-grade storage service natively embedded in the world’s biggest clouds, our data storage delivers seamless flexibility. In addition, our data services create a data advantage through superior cyber resilience, governance, and application agility. Our CloudOps solutions provide continuous optimization of performance and efficiency through observability and AI. No matter the data type, workload, or environment, with NetApp you can transform your data infrastructure to realize your business possibilities. Learn more at www.netapp.com or follow us on X, LinkedIn, Facebook, and Instagram.

NETAPP, the NETAPP logo, and the marks listed at www.netapp.com/TM are trademarks of NetApp, Inc. Other company and product names may be trademarks of their respective owners.

Media Contact:
 Kenya Hayes
 NetApp
 kenya.hayes@netapp.com

Investor Contact:
 Kris Newton
 NetApp
 kris.newton@netapp.com